SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)

Vulcan International Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

929136109 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 929136109	Page 1 of 5 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 44,916 6) Shared Voting Power 18,800 7) Sole Dispositive Power 22,978 8) Shared Dispositive Power 19,000

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 63,716* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 6.32
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)

Vulcan International Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

929136109 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 929136109	Page 2 of 5 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 25,916 6) Shared Voting Power 18,800 7) Sole Dispositive Power 22,978 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 44,716* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 4.44
12)	Type of Reporting Person (See Instructions) HC

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)

Vulcan International Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

929136109 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 929136109	Page 3 of 5 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 25,916 6) Shared Voting Power 18,800 7) Sole Dispositive Power 22,978 8) Shared Dispositive Power -0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 44,716* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 4.44
12)	Type of Reporting Person (See Instructions) BK

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 4)

Vulcan International Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

929136109 (CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 929136109	Page 4 of 5 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons J.J.B. Hilliard, W.L. Lyons, Inc. 61-0734935
2)	Check the Appropriate Box if a Member of a Group (See Instructions) a) ☐ b) ☐
3)	SEC USE ONLY
4)	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power 19,000 6) Shared Voting Power -0- 7) Sole Dispositive Power -0- 8) Shared Dispositive Power 19,000

9)	Aggregate Amount Beneficially Owned by Each Reporting Person 19,000* *See the response to Item 4.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐
11)	Percent of Class Represented by Amount in Row (9) 1.89
12)	Type of Reporting Person (See Instructions) IA

Page 5 of 5 Pages

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 2004:

(a) Amount Beneficially Owned:			63,716 shares	*

(b) Percent of Class:			6.32

(c) Number of shares to which such person has:
(i	)	sole power to vote or to direct the vote	44,916
(ii	)	shared power to vote or to direct the vote	18,800
(iii	)	sole power to dispose or to direct the disposition of	22,978
(iv	)	shared power to dispose or to direct the disposition of	19,000

*	Of the shares reported herein, 19,000 shares are in accounts at J.J.B. Hilliard, W.L. Lyons, Inc. with the balance of 44,716 shares in accounts at PNC Bank, National Association, all held in a fiduciary capacity.

ITEM 10 - CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - The PNC Financial Services Group, Inc.

Joan L. Gulley, Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Maria C. Schaffer
Signature - PNC Bancorp, Inc.

Maria C. Schaffer, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ Joan L. Gulley
Signature - PNC Bank, National Association

Joan L. Gulley, Executive Vice President
Name & Title

February 10, 2005
Date

By:	/s/ James R. Allen
Signature - J.J.B. Hilliard, W. L. Lyons, Inc.

James R. Allen, Chairman & CEO
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

J.J.B. HILLIARD, W.L. LYONS, INC.,

WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 3 TO SCHEDULE 13G